Exhibit 99.3

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

November 20, 2013

NEWS RELEASE

AFFINITY GOLD CORP. SIGNS LETTER OF INTENT TO DEVELOP CURRENTLY PRODUCING ASSET

Maple Grove, Minnesota - November 20th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") announces that under its strategic joint venture relationship with Corizona Mining Partners, LLC ("Corizona") to develop of a portfolio of near-term production and producing precious mineral assets in Peru it has entered into a Letter of Intent ("LOI") on a producing silver (Ag) and lead (Pb) mine located in District of Lircay, Province of Angaraes, Department of Huancavelica to the southeast of Lima, Peru.

About Project Cambalache:

The project is a silver (Ag) and lead (Pb) producing, low sulphidation polymetalic lode deposit, located in District of Lircay, Province of Angaraes, Department of Huancavelica to the southeast of Lima, Peru. The project is located at an elevation of 3,466 - 4,790 m.a.s.l. approximately 519 Km from Lima, capital of Peru, via the South-PanAmerican Highway.

  Currently producing at a rate of 12 TPD with current processing capacity of up to 60 TPD. Current production rate of 12 TPD produces approximately 1 ton of concentrate with a head grade of 8%.

  Project was previously producing until being shut down in early 1990's and only recently re-opened in late 2011. Located in a great silver mining area and just 12 km from Buenaventura's famous Julcani Mine

  Reported Grades from Assays - (Report: February, 2013)

    11% Pb/T , 15 oz./T Ag (466 g/T Ag)

    Varying levels of Zn and Cu as potential products

  Reported high grade Ag ore shoot was developed at depth. It has been reported that on portal at 3,455 m.a.s.l. a high grade ore shoot, of direct shipping ore, was encountered. Some of the waste dumps found at the caved at the 3,455 m.a.s.l. portal have shown to be mineralized and are being economically exploited today.

  The 3,515 m.a.s.l crosscut has intercepted two of the three known veins that comprise the Veta Dos vein structure. Fresh cuts across the veins, showing they are there.

  Three identified low sulfidation veins with demonstrated 0.5 m - 10 m widths, 500 m lengths, and 250 m heights

  Existing infrastructure and operating plant on site

  Project is easily accessible via Pan-American and Libertadores highways

  Project has mining, environmental, social, and plant permits

The Concessions are contractually held and controlled through an agreement between Corizona and the current project owner. Through the underlying agreement with the project owner, Corizona has the right to acquire 50% of the Cambalache Project for one-million one-hundred thousand dollars (USD $1,100,000.00) invested directly into the ground and used to improve and expand production operations. As part of the underlying agreement, Corizona has an option to purchase another 25% of the Cambalache Project for three million dollars (USD $3,000,000) with an expiration of five years.

According to the terms of the Letter of Intent between Affinity and Corizona, the partners will hold the option agreement with the project owners in a new legal entity being established. Affinity will earn an undivided forty-nine percent (49.9%) interest in the entity controlling the underlying agreement upon the execution of the Formal Agreement and the following obligations being met:

1.   a total capital investment of USD $25,000 upon the execution of the Formal Agreement which will be 30 days from the signing of the Letter of Intent

2.   $75,000 over the course of 3 months from the execution of the Formal Agreement

3.   $670,000 over the course of 12 months following the execution of the Formal Agreement

Under the Joint Venture agreement with Corizona, Affinity will be responsible for a total capital investment of USD $770,000 while Corizona subsequently responsible for USD $330,000, in order for the Joint Venture partners to earn an undivided fifty percent (50%) equity interest in the Cambalache project.

Additional terms and conditions will be included in the definitive agreement which is expected to be signed by December 16th, 2013.

"I'm absolutely excited about this project for multiple reasons but primarily because this is an already producing project with great upside meeting our overall model requirements. With making few quick-hit improvements to the existing plant it's anticipated we'll be able to double production and significantly increase recovery rates" stated President & CEO, Mr. Corey Sandberg. Mr. Sandberg further stated, "Our intention is to increase production to 100 TPD by Q3 of 2014. I'm excited what the future holds for Affinity and its shareholders and look forward to sharing more about the merits of Cambalache in the very near future."

About Corizona Mining Partners, LLC
Corizona Mining Partners was founded in 2011 as a junior mining company focused on the acquisition and immediate production of hard-rock and alluvial mining concessions in the Americas. Corizona's strategy is built around locating projects that can go into production and generate revenue quickly.

About Affinity Gold Corp.:

Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.